Exhibit 4.1
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of the common stock, par value $0.01 per share (the “Common Stock”) of CIRCOR International, Inc. (“us,” “our,” “we” or the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), summarizes certain information regarding the Common Stock in our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Third Amended and Restated By-Laws (the “Bylaws”) and applicable provisions of Delaware General Corporation Law (the “DGCL”), and is qualified by reference to the Certificate of Incorporation and the Bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.
Authorized Capital Stock
Our authorized capital stock consists of 29,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
Common Stock
Voting Rights. Each holder of Common Stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders, unless otherwise provided by law or by our Certificate of Incorporation. When a quorum is present at any meeting of stockholders, matters before the meeting other than an election to office shall be decided by a majority of the votes cast on such matter, except where a larger vote is required by law, the Certificate of Incorporation or the Bylaws. Except in a contested election, any election of directors by stockholders shall be determined by a majority of the votes cast at such meeting in favor of the nominee. In a contested election, a director shall be elected by a plurality of the votes cast at such meeting. A contested election shall be one in which there are more nominees than positions on the board of directors to be filled at the meeting as of the fifth day prior to the date on which we file our definitive proxy statement with the Securities and Exchange Commission.
Dividends. Subject to the rights, powers and preferences of any outstanding Preferred Stock, and except as provided by law or in our Certificate of Incorporation, dividends may be declared and paid or set apart for payment upon the Common Stock out of legally available assets or funds when and as declared by the board of directors.
Liquidation, Dissolution or Winding Up. Subject to the rights, powers and preferences of any outstanding Preferred Stock, in the event of our liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of Common Stock.

Other Rights. Holders of the Common Stock have no right to:
•convert the stock into any other security;
•have the stock redeemed;
•purchase additional stock; or
•maintain their proportionate ownership interest.
The Common Stock does not have cumulative voting rights. Holders of shares of the Common Stock are not required to make additional capital contributions.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects
Board of Directors. The number of directors comprising our board of directors is fixed from time to time by the board of directors. Prior to our 2020 annual meeting of stockholders, our board of directors was divided into three classes, with directors of each class elected to serve a three-year term. At the 2020 annual meeting of stockholders, our stockholders approved an amendment to the Certificate of Incorporation eliminating the classified board structure. Beginning at the 2022 annual meeting of stockholders (and at each annual meeting thereafter), all directors will be elected to a one-year term.

Removal of Directors by Stockholders. Our Certificate of Incorporation provides that, subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.
Advance Notice Provisions. Our Bylaws provide that a stockholder must notify us in writing, within timeframe and following the procedures specified in the Bylaws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders.
No Action By Written Consent. Our Certificate of Incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.
Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of stockholders may be called only by the board of directors.
Preferred Stock. We are authorized to issue up to 1,000,000 shares of “blank check” Preferred Stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions of the shares of each series of Preferred Stock. A series of our Preferred Stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Delaware Business Combination Statute. Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:
•a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and
•any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.
The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.
The prohibition against these transactions does not apply if:
•prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or
•the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Exclusive Forum Selection. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of our Certificate of Incorporation or our Bylaws or governed by the internal affairs doctrine; provided, however, that this exclusive forum provision shall not apply to claims arising under the Securities Act of 1933, the Securities Exchange Act of 1934 or any claim for which the federal courts have exclusive jurisdiction. In addition, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933.